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                               PROMISSORY NOTE

$794,379                                                        March 10, 1998
                                                       Los Angeles, California

   FOR VALUE RECEIVED, Henlor, Inc., a Delaware corporation ("Obligor"), hereby promises to pay to the order of Michael H. Greeley ("Holder"), as representative for each of the persons listed on Attachment A hereto (the "Shareholders"), the principal sum of SEVEN HUNDRED NINETY FOUR THOUSAND THREE HUNDRED SEVENTY NINE DOLLARS ($794,379), together with interest thereon at the rate of eight percent (8%) per annum, without offset or deduction of any kind or nature (whether pertaining to this Note or to any other agreement by or among the parties hereto), in accordance with the following schedule:
On December 1, 1998 Obligor shall make a principal payment of $294,379. On March 1, 1999, Obligor shall make a principal payment of $62,500 together with accrued interest on the unpaid principal balance of this Note from March 10, 1998 through March 1, 1999. Thereafter, Obligor shall make equal quarterly payments of $62,500 commencing June 1, 1999, together with accrued interest on the unpaid principal balance of this Note, until paid in full on December 1, 2000; provided, however, that if, on or prior to November 30, 1998, Obligor elects to defer a portion of the principal payment due
December 1, 1998 (a "Payment Restructuring Election") pursuant to and in accordance with the terms of that certain letter agreement dated as of the date hereof between Holder and Obligor (the "Letter Agreement"), then the payment schedule set forth above shall be modified as set forth in the Letter Agreement.

   If any payment of principal or interest on this Note is due on a Saturday, Sunday or legal holiday under the laws of the State of California, such payment shall be made on the next succeeding business day. Interest accrued on the unpaid principal balance of this Note shall be payable on the dates set forth above. Upon the payment in full of all unpaid principal of this Note, all accrued and unpaid interest shall be due and payable forthwith.

   The rate at which interest shall accrue on the unpaid principal balance of this Note shall be subject to adjustment upon a Payment Restructuring Election as provided in the Letter Agreement.

   Each payment made pursuant to this Note shall be credited first on interest then due and the remainder on principal; and interest shall thereupon cease to accrue upon

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the principal so credited. Obligor reserves the right to prepay all or any part of the principal of this Note at any time without penalty.

   "Event of Default" shall mean the occurrence or existence of any one or more of the following: (i) failure of Obligor to make any payment of interest or principal on this Note within five (5) days after the due date (unless cured within ten (10) days after Obligor's receipt of notice of the occurrence thereof); (ii) if Obligor shall become insolvent or file a petition under any chapter of the United States Bankruptcy Code or a petition to take advantage of any other bankruptcy or insolvency law; (iii) if a custodian, receiver or trustee of all or any part of Obligor's property shall be appointed and not be dismissed within 60 days; (iv) if any assignment for the benefit of Obligor's creditors shall be made; or (v) if Obligor admits in writing its inability to pay its debts generally as they become due. Upon the occurrence of any Event of Default described in clauses (ii), (iii), (iv) or
(v) of the preceding sentence, the unpaid principal amount of and accrued interest on this Note shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Obligor. Upon the occurrence and during the continuance of an Event of Default under clause (i), the Holder may, at its option, by written notice to the Obligor declare all or any portion of the principal of and interest on this Note to be, and the same shall forthwith become, immediately due and payable. Any notice required to be given to Obligor hereunder must be delivered in accordance with the provisions of Section 11.01 of that certain Agreement and Plan of Merger dated as of the date hereof among Obligor, the Shareholders and others.

   Principal and interest shall be paid in lawful money of the United States and shall be made at 22120 Kinzie Street, Chatsworth, California 91311, or at such other place as Holder shall have designated to Obligor in writing for such purpose.

   Upon the occurrence of an Event of Default, Obligor agrees to pay, upon demand, all reasonable expenses of Holder incident to the exercise of Holder's rights hereunder, including reasonable attorneys' fees.

   This Note is being delivered and is intended to be performed in the State of California, and shall be governed

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by and construed and enforced in accordance with the internal laws of the
State of California.

                                                     HENLOR, INC.,
                                                     a Delaware corporation

                                                     By: /s/ Max Munn
                                                     ------------------------
                                                     An Authorized Officer








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                                 Attachment A



List of Shareholders
--------------------

Michael H. Greeley
Judith Greeley
Mary P. Greeley Saunders
Russell Yeager
Judy Yeager
Amy Louise Greeley
Stephen J. M. Morris
Kathleen M. Cerruti
William M. Scott Nancy C. Scott
 Revocable Trust
















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